UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

EUROSITE POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54484	27-5250881
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

EuroSite Power Inc.

45 First Avenue

Waltham, Massachusetts 02451
(Address of principal executive offices, including zip code)

(781) 522-6020
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 29, 2016, EuroSite Power Inc. (the "Company") filed a Form 15 (“12g Form 15”) with the Securities and Exchange Commission to deregister its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act"). The Company intends to file an additional Form 15 with the Securities and Exchange Commission on or about January 2, 2017 pursuant to Regulation 15d-6 under the Act. The Company is eligible to deregister its common stock by filing a Form 15 under Section 12(g) and 15(d) of the Act because the Company has fewer than 300 holders of record of its common stock.

Upon the filing of the 12g Form 15, the Company's obligation to file periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, under Section 13(a) of the Act will be suspended immediately. The deregistration under Section 12(g) of the Act is expected to be effective 90 days after the filing of the 12g Form 15 at which time the Company's other filing requirements under Section 13(a) of the Act will terminate.

The Company's common stock is currently traded on the OTCQX operated by the OTC Markets Group, a centralized electronic quotation service for over-the-counter securities. Following the suspension of the Company's obligation to file periodic reports, the Company anticipates its common stock will be traded on the OTC Pink Market operated by the OTC Markets Group, so long as market makers demonstrate an interest in trading in the Company's common stock. However, there is no assurance that trading in the Company's common stock will continue on the OTC Pink Market or any other securities exchange or quotation medium.

In connection with the foregoing, inter alia, the Company filed post-effective amendments to its Registrations Statements on Form S-3 and Form S-8, removing from registration any unsold common stock thereunder.

The decision of the Company's Board of Directors to deregister its common stock was based on the consideration of numerous factors, including (i) the costs, both direct and indirect, incurred by the Company each year in connection with preparing and filing periodic reports with the SEC, (ii) the benefits of permitting senior management of the Company to spend less time on report preparation, which will allow them to devote full time and attention to the Company’s strategy and operations, (iii) the substantial costs and expected further substantial increase in accounting, legal and other costs associated with remaining a registered public company in light of the requirements of SEC and OTCQX rules, (iv) that the Company has not, other than raising approximately $1.5 million in 2012, raised capital in the public marketplace, nor does it expect to be in a position to do so in the future, (v) that the Company has raised approximately fifteen times that amount in private transactions and expects to be in a position of only raising funds in such private transactions in the foreseeable future, (vi) that the Company has not used, or been in a position to use, its public stock to consummate acquisitions, (vii) that the Company’s status as a registered public OTCQX-listed company or under the Securities Exchange Act of 1934 has not necessarily enhanced its corporate image and has not increased incentives associated with being a public company for management and employees, (viii) the possible effects of public disclosure of information relating to the Company’s business and operations to competitors, and (viii) the historic low trading volume and significant price swings in the Company's common stock and potential loss of liquidity to stockholders, (ix) the procedure, timing and costs associated with deregistration, as well as the effects of deregistration and deregistering on other public companies and (x) the Company’s post deregistration shareholder information plan under which the Company would provide its stockholders with quarterly unaudited financial information and annual audited financial statements and update its stockholders with information about the Company and the Board would continue to monitor the impact of deregistration.

On December 29, 2016 the Company issued a press release filed as Exhibit 99.1 hereto announcing its intention to effect deregistration and to suspend its reporting obligations under the Securities Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release of EuroSite Power Inc. dated December 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EUROSITE POWER INC.

Date: December 29, 2016	By:	/s/ Elias Samaras
Elias Samaras
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 29, 2016.